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                                                                   Exhibit 10.10


STOREBRO MACHINE AB



TRANSLATION


Between the companies MWD-Vertriebs GmbH, Heerstrasse 30, D-89079
Vohringen-Illerberg (hereafter referred to as MWD) and Storebro Machine AB, P.O. Box 19. S-590 83 Storebro (hereafter referred to as STM) the following agreement has been made:

AGENCY AGREEMENT
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Clause 1 - Object of the Agency


CNC-lathe-program in standard and special design as well as the conventional lathe-model "SB-N".


Clause 2 - District of the Agency


Post code areas 6-7-8 as well as 90, 91, 92, 93, 94, 95, 96, 97 and 98.
Additional districts on inquiry and after approval. (by STM)


Clause 3 - Competitors/competing manufacture


Beyond the existing agency programmes "Angelini" and "Padovani", no additional CNC-Machine products may be included, offered or sold under the programme.


Clause 4 - Sales budget


The sales budget for the following calendar year shall be established two to three months before the end of the current calendar year.


Clause 5 - Firm orders


An order consisting of at least 12 CNC machines with delivery dates shall be guaranteed for each calandar year.


Clause 6 - Purchase prices


The purchase prices shall be agreed upon before the placing of the firm, annual order.


Clause 7 - Sales prices


The sales price shall be determined by agreement between MWD and STM.

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STOREBRO MACHINE AB




Clause 8 - Terms of delivery


The terms of delivery are free customer's address inclusive of packaging.


Clause 9 - Terms of payment


By bank comfirmation on proof of preparedness to deliver.


Clause 10 - Guarantees


The guarantee period is twelve months or 3000 working hours counting from the date of putting into service. For demonstration machines or machines in stock the guarantee period is based on the date of delivery from Storebro.


Repairs to Storebro machines may be performed only by MWD during the gaurantee period.

Clause 11 - Provisions concerning putting into service


The putting into service must be performed by STM according to the record (protocol) of putting into service. A copy of the record shall after completion be sent to STM without delay.


Clause 12 - Performance of work during the guarantee period


Work during the guarantee period relating to control system, electricity, electronics as well as mechanics may only be performed after approval by STM and under an assignment number. STM will refuse to pay for work performed without an assignment number.


Clause 13 - Exhibitions and advertisement


Exhibitions, advertisement and similar activities where STM participates financially or in some other form, must be approved in writing by STM. Amounts that are invoiced without this approval will not be accepted.


Clause 14 - Special terms and conditions


All special terms and conditions must be confirmed in writing.

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 STOREBRO MACHINE AB




Clause 15 - Period of validity


This agreement shall be valid for one calendar year. If neither of the contracting parties cancels the agreement three months before the end of the calendar year, the period of validity will be extended by one calendar year.


Clause 16 - Immediate termination


If one of the contracting parties is fundamentally in breach of any part of this agreement and does not immediately remedy this breach at the request of the other party, this agreement shall be terminated with immediate effect. The agreement shall also be terminated forthwith in case of suspension of payments or bankruptcy.


Clause 17 - Return of documentation


If this agreement is terminated for any reason, all technical documentation shall be returned (to STM)


Clause 18 - Discharge/Termination


STM agrees to invoice all business made within the area of the agency through MWD.

Notice of termination shall be given by registered letter.

This agreement has been  drawn up in duplicate.


Storebro, 23 September 1995            Illerberg, 4 October 1995
STOREBRO MACHINE AB                    MWD Vertriebs GmbH